Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Kenexa Corporation
Wayne, Pennsylvania

We have issued our reports dated March 9, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Kenexa Corporation on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Kenexa Corporation on Forms S-8 (File No. 333-136486, effective August 10, 2006 and File No. 333-129475, effective November 4, 2005).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 9, 2010